FOR IMMEDIATE RELEASE	Contact:	Peter J. Cunningham
First Vice President
Investor Relations
516-327-7877
ir@astoriafederal.com

ASTORIA FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER EPS OF $0.09

Quarterly Cash Dividend of $0.13 Per Share Declared

Lake Success, New York, January 27, 2010 — Astoria Financial Corporation (NYSE: AF) (“Astoria,” the “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”, the “Bank”), today reported net income of $8.1 million, or $0.09 diluted earnings per share (“EPS”) for the quarter ended December 31, 2009 compared to $29.4  million, or $0.32 EPS, (operating income of $22.1 million, or $0.24 operating EPS), for the 2008 fourth quarter.(a)  Operating income equaled net income for the 2009 fourth quarter.

For the year ended December 31, 2009, net income totaled $27.7 million, or $0.30 EPS, (operating income of $38.6 million, or $0.42 operating EPS) compared to $75.3 million, or $0.82 EPS, (operating income of $125.8 million, or $1.38 operating EPS) for the year ended December 31, 2008.(b)

Operating income and operating EPS, representing net income and EPS determined in accordance with generally accepted accounting principles (“GAAP”) excluding the effects of certain items that are not routine to our core operations, provide a meaningful comparison for evaluating Astoria’s operating results and are detailed in the footnotes below.   For a reconciliation of GAAP and non-GAAP measures, please refer to the “Reconciliation of GAAP and non-GAAP Measures’ table included in this release.

Commenting on the quarter and full year results, George L. Engelke, Jr., Chairman and Chief Executive Officer of Astoria, noted “While the decreases in the year-over-year fourth quarter and full year results reflect the effect of a prolonged and severe job loss recession that has resulted in increased loan delinquencies, higher credit costs and non-performing loans as compared to a year ago, the fundamental operating performance of the Company on a linked quarter basis is encouraging.  Specifically, the improvement in net interest income and the net interest margin coupled with the stabilizing trend in non-performing loans, will have a positive impact on earnings in future quarters.”

(a)   Included in the 2008 fourth quarter is a tax benefit of $7.4 million, or $0.08 per diluted share, due to a tax adjustment related to the recognition of the 2008 third quarter other-than-temporary impairment (“OTTI”) charge relating to Freddie Mac preferred stock.
(b)  Included in the year ended December 31, 2009 are pre-tax charges totaling $16.7 million ($10.9 million, after-tax, or $0.12 per diluted share).  These included an FDIC deposit insurance special assessment totaling $9.9 million, a $1.6 million lower of cost or market write-down on a former mortgage origination building, both recorded in the 2009 second quarter, and an OTTI, non-cash charge of $5.3 million recorded in the 2009 first quarter related to Freddie Mac preferred stock.  Included in the year ended December 31, 2008, is an OTTI non-cash, pre-tax charge totaling $77.7 million ($50.5 million, after-tax, or $0.56 per diluted share) relating to Freddie Mac preferred stock.

Board Declares Quarterly Cash Dividend of $0.13 Per Share

The Board of Directors of the Company, at their January 27, 2010 meeting, declared a quarterly cash dividend of $0.13 per common share.  The dividend is payable on March 1, 2010 to shareholders of record as of February 16, 2010.  This is the fifty-ninth consecutive quarterly cash dividend declared by the Company.

Board Sets Annual Shareholders’ Meeting Date

The Board of Directors of the Company, at their January 27, 2010 meeting, established May 19, 2010 as the date for the Annual Meeting of Shareholders, with a voting record date of March 24, 2010.

Fourth Quarter and Full Year Earnings Summary

Net interest income for the quarter ended December 31, 2009 totaled $105.0 million compared to $103.1 million for the 2009 third quarter and $114.9 million for the 2008 fourth quarter.   For the year ended December 31, 2009, net interest income increased $33.4 million, or 8.4%, from the year ended December 31, 2008, to $428.8 million.

Astoria’s net interest margin for the quarter ended December 31, 2009 increased to 2.15%, 8 basis points above the 2009 third quarter and was just 3 basis points lower than the 2008 fourth quarter.  The linked quarter increase was due to the cost of interest-bearing liabilities declining more rapidly than the yield on interest-earning assets.  During the 2009 fourth quarter, $2.2 billion of CDs matured (excluding Liquid CDs), with a weighted average rate of 3.28% and an original weighted average maturity of 12 months, and $1.6 billion of CDs were issued or repriced, with a weighted average rate of 1.59% and a weighted average maturity of 18 months.

For the year ended December 31, 2009, the margin was 2.13%, 22 basis points higher than the margin for the year ended December 31, 2008.   The increase, like that of the linked quarter increase, was primarily due to the cost of interest-bearing liabilities declining more rapidly than the yield on interest-earning assets.  For the year ended December 31, 2009, $7.6 billion of CDs matured (excluding Liquid CDs), with a weighted average rate of 3.31% and an original weighted average maturity of 12 months, and $6.5 billion of CDs were issued or repriced, with a weighted average rate of 1.94% and a weighted average maturity of 14 months.  “We have been successful in reducing the cost of CDs while extending the maturity terms in an effort to improve interest rate risk sensitivity,” Mr. Engelke noted.    During 2009, the one-year cumulative interest rate sensitivity gap was reduced to negative 6.77% at December 31, 2009 compared to negative 19.06% at December 31, 2008, primarily due to increased mortgage cash flow, as well as a significant increase in mortgage loans repricing into one-year ARMs, coupled with the aforementioned extension of CD maturities.  For additional detail regarding the yields on interest-earning assets and costs on interest-bearing liabilities please refer to the “Average Balance Sheets” tables included in this release.

For the quarter ended December 31, 2009, a $50.0 million provision for loan losses was recorded which was equal to the provision for the previous quarter and $5.0 million greater than the $45.0 million provision for the 2008 fourth quarter.  For the year ended December 31, 2009, provisions for loan losses totaled $200.0 million compared to $69.0 million for 2008.  Mr. Engelke noted, “The significant increase in the 2009 provisions recognizes the deterioration in the financial condition of many prime residential borrowers during the year, due to the severity of a prolonged job loss recession, weakness in the national housing market and a decline in real estate values, which resulted in higher loan delinquencies, credit costs and non-performing loans.”

Non-interest income for the quarter ended December 31, 2009 totaled $23.3 million compared to $19.2 million for the comparable 2008 quarter.  The $4.1 million increase is primarily due to security gains of $1.5 million and net mortgage banking income of $805,000 compared to a $2.2 million net mortgage banking loss in the 2008 fourth quarter.   For the year ended December 31, 2009, non-interest income (excluding a $5.3 OTTI charge and a $1.6 million building write-down) totaled $86.7 million compared to $88.9 million (excluding a $77.7 million OTTI charge) for the comparable 2008 period.  The $2.2 million decrease is primarily due to a $7.8 million decrease in bank owned life insurance income, a $4.6 million decrease in customer service fees and $2.3 million, net, in lower of cost or market write-downs on non-performing loans held-for-sale during 2009, partially offset by $7.4 million in securities gains and a $6.0 million increase in mortgage banking income, net.

General and administrative expense (“G&A”) for the quarter ended December 31, 2009 totaled $66.8 million compared to $63.2 million for the 2009 third quarter and $56.2 million for the 2008 fourth quarter.  The linked quarter increase was primarily due to a $1.8 million increase in ESOP expense, a $1.0 million increase in real estate owned related expense and a $702,000 increase in advertising expense.  The fourth quarter year over year increase was due primarily to a $6.0 million increase in FDIC deposit insurance premiums and a $5.2 million increase in compensation and benefits expense, primarily due to increased pension expense.

For the year ended December 31, 2009, G&A totaled $270.1 million compared to $233.3 million.  The $36.8 million increase was primarily due to an $8.5 million increase in compensation and benefits expense primarily due to increased pension expense partially offset by lower ESOP expense, a $22.1 million increase in regular FDIC deposit insurance premiums and a $9.9 million FDIC deposit insurance special assessment in the 2009 second quarter, partially offset by lower occupancy, equipment and systems expense and lower advertising expense.

Balance Sheet Summary

Total assets decreased $421.1 million and $1.7 billion for the quarter and twelve months ended December 31, 2009, respectively, and totaled $20.3 billion.  The decrease for the fourth quarter was due to a $189.1 million decrease in the loan portfolio and $293.7 million decrease in the securities portfolio.  The full year decrease was due to decreases of $454.3 million in the one-to-four family loan portfolio, $426.9 million in the multi-family/commercial real estate (“CRE”) mortgage loan portfolios and $858.7 million in the securities portfolio.  At December 31, 2009, the one-to-four family loan portfolio totaled $11.9 billion, the multi-family/CRE portfolio totaled $3.4 billion and the securities portfolio totaled $3.2 billion.

For the quarter and twelve months ended December 31, 2009, one-to-four family loan originations for portfolio totaled $916.4 million and $3.1 billion, respectively, compared to $422.7 million and $3.7 billion, respectively, for the comparable 2008 periods.  One-to-four family loan prepayments for the quarter and twelve months ended December 31, 2009 totaled $891.3 million and $3.1 billion, respectively, compared to $330.3 million and $2.6 billion, respectively, for the comparable 2008 periods.  The loan-to-value ratio of the one-to-four family loan production for portfolio for the 2009 fourth quarter and full year averaged 61% and 58%, respectively, at origination and the individual loan amount averaged $700,000 and $715,000, respectively.

Deposits for the quarter ended December 31, 2009 decreased $406.4 million from the previous quarter and $667.7 million from December 31, 2008, and totaled $12.8 billion at December 31, 2009.  The decreases were due primarily to decreases in CDs.   Commenting on deposit flows, Mr. Engelke noted, “During the fourth quarter and throughout the year, accelerated mortgage prepayment activity, which outpaced our loan production, influenced our decision to reduce higher cost CDs.   Important to note, low-cost savings, money market and checking deposits increased $426.3 million, or 11.9%, for the twelve months ended December 31, 2009.  Also important to note, total deposits are comprised of retail deposits and do not include any broker or municipal deposits.”

Borrowings for the quarter ended December 31, 2009 increased $40.1 million from the previous quarter and decreased $1.1 billion from December 31, 2008 to $5.9 billion.

Stockholders’ equity totaled $1.2 billion, or 5.97% of total assets at December 31, 2009.  Astoria Federal continues to be designated as well-capitalized with core, tangible, risk-based and Tier 1 risk-based capital ratios of 6.89%, 6.89%, 12.99% and 11.72%, respectively, at December 31, 2009.

Asset Quality

           Non-performing loans (“NPL”), including troubled debt restructurings (“TDR”) of $57.2 million, totaled $408.6 million, or 2.02% of total assets, at December 31, 2009, essentially flat from the previous quarter.  During the 2009 fourth quarter, $13.1 million of non-performing loans were either sold or classified as held-for-sale.  At December 31, 2009, one-to-four family non-performing loans totaled $330.1 million and multi-family/CRE/construction non-performing loans totaled $73.7 million compared to $323.8 million and $80.8 million, respectively, at September 30, 2009.  Important to note, of the $330.1 million of non-performing one-to-four family loans, $228.5 million, or 69%, represent residential loans which, at 180 days delinquent and annually thereafter, were reviewed and adjusted, as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.  Commenting on asset quality, Mr. Engelke noted, “Although non-performing loans have increased from a year ago, they have stabilized on a linked quarter basis.  In addition, although early stage loan delinquencies have increased slightly from the previous quarter, they are down from a year ago.”

The comparative table below illustrates loan migration from 30 days delinquent to 90+ days delinquent:

(In millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	Linked Qtr Change		90 + Days Past Due (NPL)	Total 30-90+ Days Past Due
At Dec. 31, 2008	$229.8	$70.1	$299.9	$	+74.2	$238.6	$538.5
At March 31, 2009	$215.9	$105.7	$321.6	$	+21.7	$336.6	$658.2
At June 30, 2009	$210.5	$109.7	$320.2		$(1.4)	$360.0	$680.2
At Sept. 30, 2009	$197.6	$75.9	$273.5		$(46.7)	$408.5	$682.0
At Dec. 31, 2009	$212.9	$76.3	$289.2	$	+15.7	$408.6	$697.8

The table below details, as of December 31, 2009, the ten largest concentrations by state of one-to-four family loans and the respective non-performing residential loan totals in those states. More comprehensive state details are included in the ‘One-to-Four Family Residential Loan Portfolio-Geographic Analysis’ table included in this release.

(In millions) State	Total 1-4 Family Loans	% of Total 1-4 Family Portfolio	Total 1-4 Family NPLs	NPLs as % of State Total
New York	$3,079.6	25.8%	$41.4	1.34%
Illinois	$1,435.7	12.1%	$41.5	2.89%
Connecticut	$1,200.4	10.1%	$28.6	2.38%
California	$1,077.7	9.1%	$52.2	4.84%
New Jersey	$921.9	7.8%	$41.6	4.51%
Massachusetts	$833.3	7.0%	$16.7	2.00%
Virginia	$785.2	6.6%	$16.2	2.06%
Maryland	$761.3	6.4%	$38.1	5.00%
Washington	$354.7	3.0%	$2.9	0.82%
Florida	$267.7	2.3%	$26.1	9.75%
Top 10 States	$10,717.5	90.2%	$305.3	2.85%
All other states (1)	$1,177.9	9.8%	$24.8	2.11%
Total 1-4 Family Portfolio	$11,895.4	100%	$330.1	2.78%
 (1)  Includes 29 states and Washington, D.C.

Net loan charge-offs for the quarter ended December 31, 2009 totaled $32.6 million (of which $22.8 million represented one-to-four family loans and $9.2 million represented multi-family/CRE loans) compared to $33.6 million (of which $22.1 million represented one-to-four family loans and $11.1 million represented multi-family/CRE and construction loans) for the 2009 third quarter.  Included in the $22.8 million of one-to-four family loan net charge-offs are $17.3 million of charge-offs on $68.5 million of non-performing loans which, at 180 days delinquent and annually thereafter, were reviewed and required an adjustment to reduce the carrying value to the estimated fair value of the underlying collateral less estimated selling costs.

Selected Asset Quality Metrics (at or for the three and twelve months ended December 31, 2009)

($ in millions)	1-4 Family		Multi- family	CRE	Construction	Consumer & Other		Total
Loan portfolio balance	$11,895.4		$2,559.1	$866.8	$23.6	$330.0	(1)	$15,780.7	(2)
Non-performing loans	$330.1	(3)	$59.5	$8.7	$5.5	$4.8		$408.6	(3)
NPLs/total loans	2.09%		0.38%	0.06%	0.03%	0.03%		2.59%
Net charge-offs 4Q09	$22.8		$8.3	$0.9	$0.0	$0.6		$32.6
Net charge-offs YTD	$76.8		$33.3	$2.6	$10.3	$2.0		$125.0
(1)  Includes home equity loans of $302.4 million
(2)  Includes $105.9 million of net unamortized premiums and deferred loan costs
(3)  Includes $228.5 million reviewed and adjusted, as needed, at 180 days delinquent and annually thereafter

Future Outlook

Commenting on the outlook for 2010, Mr. Engelke stated, “Despite high unemployment and a weak housing market, we continue to remain cautiously optimistic as the economy begins to show signs of improvement.  We are encouraged by the stabilizing trends we are seeing in non-performing loans, which if sustained, will have a positive impact on future credit costs and earnings.   In the near term, as a result of the U.S. government’s efforts to keep residential mortgage rates artificially low coupled with elevated conforming loan limits in many of the markets we operate in, loan prepayments will remain high and restrain loan and balance sheet growth.  If and when these government programs subside, mortgage rates should return to normal market levels and we should resume loan and balance sheet growth at reasonable spreads.  With respect to the net interest margin, we expect modest increases in the first half of 2010 as we continue to realize the benefit from significant CD repricing opportunities.”

Astoria Financial Corporation, with assets of $20.3 billion, is the holding company for Astoria Federal Savings and Loan Association.  Established in 1888, Astoria Federal, with deposits in New York totaling $12.8 billion, is the largest thrift depository headquartered in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com.  Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans  through its banking and loan production offices in New York, an extensive broker network covering sixteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering seventeen states and the District of Columbia.

Earnings Conference Call January 28, 2010 at 10:00 a.m. (ET)
The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday morning, January 28, 2010 at 10:00 a.m. (ET). The toll-free dial-in number is (888) 562-3356, conference ID # 47721913. A telephone replay will be available on January 28, 2010 from 1:00 p.m. (ET) through midnight Friday, February 5, 2010 (ET). The replay number is (800) 642-1687, ID # 47721913. The conference call will also be simultaneously webcast on the Company’s website www.astoriafederal.com and archived for one year.

Forward Looking Statements

This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

	At	At
	December 31,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$71,540	$76,233
Repurchase agreements	40,030	24,060
Securities available-for-sale	860,694	1,390,440
Securities held-to-maturity (fair value of $2,367,520 and $2,643,955, respectively)	2,317,885	2,646,862
Federal Home Loan Bank of New York stock, at cost	178,929	211,900
Loans held-for-sale, net	34,274	5,272
Loans receivable:
Mortgage loans, net	15,447,115	16,372,383
Consumer and other loans, net	333,607	340,061
	15,780,722	16,712,444
Allowance for loan losses	(194,049)	(119,029)
Total loans receivable, net	15,586,673	16,593,415
Mortgage servicing rights, net	8,850	8,216
Accrued interest receivable	66,121	79,589
Premises and equipment, net	136,195	139,828
Goodwill	185,151	185,151
Bank owned life insurance	401,735	401,280
Real estate owned, net	46,220	25,481
Other assets	317,882	194,384

TOTAL ASSETS	$20,252,179	$21,982,111

LIABILITIES
Deposits	$12,812,238	$13,479,924
Reverse repurchase agreements	2,500,000	2,850,000
Federal Home Loan Bank of New York advances	3,000,000	3,738,000
Other borrowings, net	377,834	377,274
Mortgage escrow funds	114,036	133,656
Accrued expenses and other liabilities	239,457	221,488

TOTAL LIABILITIES	19,043,565	20,800,342

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized; none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized; 166,494,888 shares issued; and 97,083,607 and 95,881,132 shares outstanding, respectively)	1,665	1,665
Additional paid-in capital	857,662	856,021
Retained earnings	1,829,199	1,864,257
Treasury stock (69,411,281 and 70,613,756 shares, at cost, respectively)	(1,434,362)	(1,459,211)
Accumulated other comprehensive loss	(29,779)	(61,865)
Unallocated common stock held by ESOP (4,304,635 and 5,212,668 shares, respectively)	(15,771)	(19,098)

TOTAL STOCKHOLDERS' EQUITY	1,208,614	1,181,769

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,252,179	$21,982,111

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest income:
Mortgage loans:
One-to-four family	$144,472	$168,298	$609,724	$637,297
Multi-family, commercial real estate
and construction	51,941	57,939	217,480	234,922
Consumer and other loans	2,787	3,613	10,882	17,325
Mortgage-backed and other securities	33,348	45,218	149,655	185,160
Federal funds sold, repurchase agreements and
interest-earning cash accounts	54	71	448	1,939
Federal Home Loan Bank of New York stock	2,502	1,895	9,352	13,068
Total interest income	235,104	277,034	997,541	1,089,711
Interest expense:
Deposits	67,302	92,876	315,371	393,897
Borrowings	62,847	69,213	253,401	300,430
Total interest expense	130,149	162,089	568,772	694,327

Net interest income	104,955	114,945	428,769	395,384
Provision for loan losses	50,000	45,000	200,000	69,000
Net interest income after provision for loan losses	54,955	69,945	228,769	326,384
Non-interest income:
Customer service fees	14,622	14,828	57,887	62,489
Other loan fees	1,081	929	3,918	3,985
Gain on sales of securities	1,494	-	7,426	-
Other-than-temporary impairment write-down of securities	-	-	(5,300)	(77,696)
Mortgage banking income (loss), net	805	(2,199)	5,567	(413)
Income from bank owned life insurance	2,372	4,063	8,950	16,733
Other	2,975	1,587	1,353	6,082
Total non-interest income	23,349	19,208	79,801	11,180
Non-interest expense:
General and administrative:
Compensation and benefits	34,105	28,886	133,318	124,846
Occupancy, equipment and systems	16,320	16,342	64,685	66,553
Federal deposit insurance premiums	6,568	545	24,300	2,213
Federal deposit insurance special assessment	-	-	9,851	-
Advertising	1,663	2,147	5,404	7,116
Other	8,179	8,325	32,498	32,532
Total non-interest expense	66,835	56,245	270,056	233,260

Income before income tax expense	11,469	32,908	38,514	104,304
Income tax expense	3,329	3,460	10,830	28,962

Net income	$8,140	$29,448	$27,684	$75,342

Basic earnings per common share	$0.09	$0.33	$0.30	$0.83

Diluted earnings per common share	$0.09	$0.32	$0.30	$0.82

Basic weighted average common shares	90,927,734	89,749,299	90,593,060	89,580,322
Diluted weighted average common and common
equivalent shares	90,958,013	89,966,383	90,602,189	90,406,527

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended December 31,
	2009				2008
				Average				Average
	Average			Yield/	Average			Yield/
	Balance		Interest	Cost	Balance		Interest	Cost
				(Annualized)				(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$12,082,069		$144,472	4.78%	$12,500,269		$168,298	5.39%
Multi-family, commercial real estate and construction	3,507,603		51,941	5.92	3,927,039		57,939	5.90
Consumer and other loans (1)	334,514		2,787	3.33	339,951		3,613	4.25
Total loans	15,924,186		199,200	5.00	16,767,259		229,850	5.48
Mortgage-backed and other securities (2)	3,261,507		33,348	4.09	4,101,024		45,218	4.41
Repurchase agreements and interest-earning cash accounts	140,917		54	0.15	37,974		71	0.75
Federal Home Loan Bank stock	176,841		2,502	5.66	223,571		1,895	3.39
Total interest-earning assets	19,503,451		235,104	4.82	21,129,828		277,034	5.24
Goodwill	185,151				185,151
Other non-interest-earning assets	778,275				774,382
Total assets	$20,466,877				$22,089,361

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,986,183		2,025	0.41	$1,830,246		1,866	0.41
Money market	327,318		362	0.44	294,471		775	1.05
NOW and demand deposit	1,569,940		259	0.07	1,449,421		323	0.09
Liquid certificates of deposit	756,872		1,018	0.54	1,019,222		6,210	2.44
Total core deposits	4,640,313		3,664	0.32	4,593,360		9,174	0.80
Certificates of deposit	8,361,153		63,638	3.04	8,602,462		83,702	3.89
Total deposits	13,001,466		67,302	2.07	13,195,822		92,876	2.82
Borrowings	5,830,420		62,847	4.31	7,312,640		69,213	3.79
Total interest-bearing liabilities	18,831,886		130,149	2.76	20,508,462		162,089	3.16
Non-interest-bearing liabilities	431,510				390,758
Total liabilities	19,263,396				20,899,220
Stockholders' equity	1,203,481				1,190,141
Total liabilities and stockholders' equity	$20,466,877				$22,089,361

Net interest income/net interest rate spread (3)			$104,955	2.06%			$114,945	2.08%
Net interest-earning assets/net interest margin (4)	$671,565			2.15%	$621,366			2.18%
Ratio of interest-earning assets to interest-bearing liabilities	1.04	x			1.03	x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Twelve Months Ended December 31,
	2009				2008
				Average				Average
	Average			Yield/	Average			Yield/
	Balance		Interest	Cost	Balance		Interest	Cost

Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$12,166,413		$609,724	5.01%	$11,962,010		$637,297	5.33%
Multi-family, commercial real estate and construction	3,680,486		217,480	5.91	3,947,413		234,922	5.95
Consumer and other loans (1)	336,545		10,882	3.23	345,019		17,325	5.02
Total loans	16,183,444		838,086	5.18	16,254,442		889,544	5.47
Mortgage-backed and other securities (2)	3,494,966		149,655	4.28	4,194,320		185,160	4.41
Federal funds sold, repurchase agreements and interest-earning cash accounts	226,689		448	0.20	88,650		1,939	2.19
Federal Home Loan Bank stock	181,472		9,352	5.15	207,535		13,068	6.30
Total interest-earning assets	20,086,571		997,541	4.97	20,744,947		1,089,711	5.25
Goodwill	185,151				185,151
Other non-interest-earning assets	822,036				820,216
Total assets	$21,093,758				$21,750,314

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,928,842		7,806	0.40	$1,863,622		7,551	0.41
Money market	317,168		2,095	0.66	311,910		3,189	1.02
NOW and demand deposit	1,534,131		1,064	0.07	1,470,402		1,290	0.09
Liquid certificates of deposit	884,436		10,659	1.21	1,225,153		36,792	3.00
Total core deposits	4,664,577		21,624	0.46	4,871,087		48,822	1.00
Certificates of deposit	8,728,580		293,747	3.37	8,192,114		345,075	4.21
Total deposits	13,393,157		315,371	2.35	13,063,201		393,897	3.02
Borrowings	6,051,655		253,401	4.19	7,069,155		300,430	4.25
Total interest-bearing liabilities	19,444,812		568,772	2.93	20,132,356		694,327	3.45
Non-interest-bearing liabilities	451,677				410,082
Total liabilities	19,896,489				20,542,438
Stockholders' equity	1,197,269				1,207,876
Total liabilities and stockholders' equity	$21,093,758				$21,750,314

Net interest income/net interest rate spread (3)			$428,769	2.04%			$395,384	1.80%
Net interest-earning assets/net interest margin (4)	$641,759			2.13%	$612,591			1.91%
Ratio of interest-earning assets to interest-bearing liabilities	1.03	x			1.03	x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Annualized)
Selected Returns and Financial Ratios
Return on average stockholders' equity	2.71%	9.90%	2.31%	6.24%
Return on average tangible stockholders' equity (1)	3.20	11.72	2.74	7.37
Return on average assets	0.16	0.53	0.13	0.35
General and administrative expense to average assets	1.31	1.02	1.28	1.07
Efficiency ratio (2)	52.09	41.93	53.10	57.37
Net interest rate spread	2.06	2.08	2.04	1.80
Net interest margin	2.15	2.18	2.13	1.91

Selected Non-GAAP Returns and Financial Ratios (3)
Non-GAAP return on average stockholders' equity	2.71%	7.42%	3.22%	10.42%
Non-GAAP return on average tangible stockholders' equity (1)	3.20	8.78	3.81	12.30
Non-GAAP return on average assets	0.16	0.40	0.18	0.58
Non-GAAP general and administrative expense to average assets	1.31	1.02	1.23	1.07
Non-GAAP efficiency ratio (2)	52.09	41.93	50.48	48.17

Asset Quality Data (dollars in thousands)
Non-performing assets (4)			$454,792	$264,101
Non-performing loans (4)			408,572	238,620
Loans delinquent 90 days or more and still accruing interest			600	33
Non-accrual loans			407,972	238,587
Loans 60-89 days delinquent			76,314	70,062
Loans 30-59 days delinquent			212,894	229,834
Net charge-offs	$32,589	$12,289	124,980	28,917

Non-performing loans/total loans			2.59%	1.43%
Non-performing loans/total assets			2.02	1.09
Non-performing assets/total assets			2.25	1.20
Allowance for loan losses/non-performing loans			47.49	49.88
Allowance for loan losses/non-accrual loans			47.56	49.89
Allowance for loan losses/total loans			1.23	0.71
Net charge-offs to average loans outstanding	0.82%	0.29%	0.77	0.18

Capital Ratios (Astoria Federal)
Tangible			6.89%	6.39%
Core			6.89	6.39
Risk-based			12.99	12.02
Tier 1 risk-based			11.72	11.07

Other Data
Cash dividends paid per common share	$0.13	$0.26	$0.52	$1.04
Book value per share (5)			13.03	13.03
Tangible book value per share (6)			11.03	10.99
Tangible stockholders' equity/tangible assets (1) (7)			5.10%	4.57%
Mortgage loans serviced for others (in thousands)			$1,379,259	$1,225,656
Full time equivalent employees			1,592	1,575

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)	See page 14 for a reconciliation of GAAP measures to non-GAAP measures for the three and twelve months ended December 31, 2009 and 2008.
(4)
Non-performing assets and non-performing loans include, but are not limited to, one-to-four family mortgage loans which at 180 days past due we obtained an estimate of collateral value and charged-off any portion of the loan in excess of the estimated collateral value less estimated selling costs.

(5)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(7)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At December 31, 2009		At September 30, 2009		At December 31, 2008
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$11,565,280	5.22%	$11,681,844	5.36%	$12,172,075	5.64%
Multi-family, commercial real estate and construction	3,375,795	6.03	3,442,046	6.03	3,850,762	5.98
Mortgage-backed and other securities (3)	3,178,579	4.04	3,472,308	4.08	4,037,302	4.34

Interest-bearing liabilities:
Savings	2,041,701	0.40	1,959,171	0.40	1,832,790	0.40
Money market	326,842	0.44	330,299	0.44	289,135	1.03
NOW and demand deposit	1,646,633	0.06	1,522,017	0.06	1,466,916	0.06
Liquid certificates of deposit	711,509	0.50	812,141	0.64	981,733	2.32
Total core deposits	4,726,685	0.30	4,623,628	0.33	4,570,574	0.74
Certificates of deposit	8,085,553	2.79	8,594,991	3.15	8,909,350	3.83
Total deposits	12,812,238	1.87	13,218,619	2.16	13,479,924	2.78
Borrowings, net	5,877,834	4.17	5,837,723	4.24	6,965,274	3.72

(1)
Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and non-performing loans.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with GAAP (GAAP measures), excluding the charges and related tax effects detailed in the following tables (non-GAAP measures) provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended
	December 31, 2009			December 31, 2008
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments (1)	Non-GAAP

Net interest income	$104,955	$-	$104,955	$114,945	$-	$114,945
Provision for loan losses	50,000	-	50,000	45,000	-	45,000

Net interest income after provision for loan losses	54,955	-	54,955	69,945	-	69,945
Non-interest income	23,349	-	23,349	19,208	-	19,208
Non-interest expense (general and administrative expense)	66,835	-	66,835	56,245	-	56,245

Income before income tax expense	11,469	-	11,469	32,908	-	32,908
Income tax expense	3,329	-	3,329	3,460	7,378	10,838

Net income (2)	$8,140	$-	$8,140	$29,448	$(7,378)	$22,070

Basic earnings per common share (2)	$0.09	$-	$0.09	$0.33	$(0.08)	$0.24	(3)

Diluted earnings per common share (2)	$0.09	$-	$0.09	$0.32	$(0.08)	$0.24

	For the Twelve Months Ended
	December 31, 2009			December 31, 2008
	GAAP	Adjustments (4)	Non-GAAP	GAAP	Adjustments (1)	Non-GAAP

Net interest income	$428,769	$-	$428,769	$395,384	$-	$395,384
Provision for loan losses	200,000	-	200,000	69,000	-	69,000

Net interest income after provision for loan losses	228,769	-	228,769	326,384	-	326,384
Non-interest income	79,801	6,888	86,689	11,180	77,696	88,876
Non-interest expense (general and administrative expense)	270,056	(9,851)	260,205	233,260	-	233,260

Income before income tax expense	38,514	16,739	55,253	104,304	77,696	182,000
Income tax expense	10,830	5,859	16,689	28,962	27,194	56,156

Net income (2)	$27,684	$10,880	$38,564	$75,342	$50,502	$125,844

Basic earnings per common share (2)	$0.30	$0.12	$0.42	$0.83	$0.56	$1.39

Diluted earnings per common share (2)	$0.30	$0.12	$0.42	$0.82	$0.56	$1.38

Non-GAAP returns are calculated substituting non-GAAP net income for net income in the corresponding ratio calculation, while the non-GAAP general and administrative expense to average assets ratio substitutes non-GAAP general and administrative expense (non-GAAP non-interest expense) for general and administrative expense (non-interest expense) in the corresponding ratio calculation.  Similarly, the non-GAAP efficiency ratio substitutes non-GAAP non-interest income and non-GAAP general and administrative expense for non-interest income and general and administrative expense in the corresponding ratio calculation.

(1)
Adjustments relate to the other-than-temporary impairment write-down of securities charge recorded in the 2008 third quarter and subsequent tax adjustment recorded in the 2008 fourth quarter as a result of tax changes due to the enactment of the Emergency Economic Stabilization Act in October 2008.

(2)	Non-GAAP net income and non-GAAP EPS are also referred to as operating income and operating EPS throughout this release.
(3)	Figures do not cross foot due to rounding.
(4)
Non-interest income adjustment relates to the $1.6 million lower of cost or market write-down of premises and equipment held-for-sale recorded in the 2009 second quarter and the $5.3 million other-than-temporary impairment write-down of securities charge recorded in the 2009 first quarter and non-interest expense adjustment relates to the federal deposit insurance special assessment recorded in the 2009 second quarter.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

One-to-Four Family Residential Loan Portfolio - Geographic Analysis
(Dollars in millions)

	At December 31, 2009
			Non-perfoming loans
State	Total loans	Non-performing loans	as % of total loans
New York
Full Income	$2,736.7	$22.9	0.84%
Alt A < 70% LTV	$261.0	$9.1	3.49%
Alt A 70%-80% LTV	$81.9	$9.4	11.48%
State Total	$3,079.6	$41.4	1.34%

Illinois
Full Income	$1,170.0	$14.0	1.20%
Alt A < 70% LTV	$128.1	$9.9	7.73%
Alt A 70%-80% LTV	$137.6	$17.6	12.79%
State Total	$1,435.7	$41.5	2.89%

Connecticut
Full Income	$1,009.0	$8.5	0.84%
Alt A < 70% LTV	$126.5	$8.6	6.80%
Alt A 70%-80% LTV	$64.9	$11.5	17.72%
State Total	$1,200.4	$28.6	2.38%

California
Full Income	$731.6	$22.0	3.01%
Alt A < 70% LTV	$175.3	$10.5	5.99%
Alt A 70%-80% LTV	$170.8	$19.7	11.53%
State Total	$1,077.7	$52.2	4.84%

New Jersey
Full Income	$732.3	$22.0	3.00%
Alt A < 70% LTV	$96.4	$7.2	7.47%
Alt A 70%-80% LTV	$93.2	$12.4	13.30%
State Total	$921.9	$41.6	4.51%

Massachusetts
Full Income	$716.6	$6.7	0.93%
Alt A < 70% LTV	$77.1	$3.9	5.06%
Alt A 70%-80% LTV	$39.6	$6.1	15.40%
State Total	$833.3	$16.7	2.00%

Virginia
Full Income	$600.8	$8.9	1.48%
Alt A < 70% LTV	$76.1	$0.9	1.18%
Alt A 70%-80% LTV	$108.3	$6.4	5.91%
State Total	$785.2	$16.2	2.06%

Maryland
Full Income	$587.6	$12.9	2.20%
Alt A < 70% LTV	$80.1	$5.8	7.24%
Alt A 70%-80% LTV	$93.6	$19.4	20.73%
State Total	$761.3	$38.1	5.00%

Washington
Full Income	$343.9	$1.4	0.41%
Alt A < 70% LTV	$7.6	$1.5	19.74%
Alt A 70%-80% LTV	$3.2	$0.0	0.00%
State Total	$354.7	$2.9	0.82%

Florida
Full Income	$178.6	$13.8	7.73%
Alt A < 70% LTV	$51.9	$4.9	9.44%
Alt A 70%-80% LTV	$37.2	$7.4	19.89%
State Total	$267.7	$26.1	9.75%

Other States
Full Income	$1,033.8	$14.2	1.37%
Alt A < 70% LTV	$80.6	$3.9	4.84%
Alt A 70%-80% LTV	$63.5	$6.7	10.55%
State Total	$1,177.9	$24.8	2.11%

Total all states
Full Income	$9,840.9	$147.3	1.50%
Alt A < 70% LTV	$1,160.7	$66.2	5.70%
Alt A 70%-80% LTV	$893.8	$116.6	13.05%
Grand total	$11,895.4	$330.1	2.78%

Note:  LTVs are based on current principal balances and original appraised values